EXHIBIT 99.1

Contact:

Equus Total Return, Inc.
1-888-323-4533

EQUUS ANNOUNCES FIRST QUARTER NET ASSET VALUE

HOUSTON, TX – May 19, 2025 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of March 31, 2025, of $34.2 million. Net asset value per share increased to $2.52 as of March 31, 2025, from $2.17 as of December 31, 2024. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	3/31/2025	12/31/2024	9/30/2024	6/30/2024	3/31/2024
Net assets	$34,197	$29,510	$40,165	$49,792	$45,892
Shares outstanding	13,586	13,586	13,586	13,586	13,586
Net assets per share	$2.52	$2.17	$2.96	$3.66	$3.38

Portfolio Value Changes. The following were the principal contributors to the increase in fair value of the Company’s portfolio holdings in the first quarter of 2025:

•	Increase in Fair Value of Morgan E&P. Morgan E&P, LLC (“Morgan”) holds development rights to approximately 6,707 net acres in the Bakken/Three Forks formation in the Williston Basin of North Dakota. During the first quarter of 2025, the forward price curve for oil increased relative to the fourth quarter of 2024, resulting in an increase in the fair value of the Company’s equity holding in Morgan of $1.0 million, from $13.0 million as of December 31, 2024 to $14.0 million as of March 31, 2025. The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of its equity investment in Morgan.

•	Increase in Fair Value of Holdings in General Enterprise Ventures. On February 10, 2025, the Company purchased from General Enterprise Ventures, Inc., a developer of fire suppression products (OTC Markets: GEVI), a 1-year senior convertible promissory note bearing interest at the rate of 10% per annum, in exchange for $1.5 million in cash (“GEVI Note”). The GEVI Note is convertible into 3,750,000 shares of GEVI’s common stock at a conversion price of $0.40 per share. Contemporaneously with the purchase of the GEVI Note, the Company also received a 5-year common stock purchase warrant to acquire an aggregate of 1,875,000 shares of GEVI common stock at an exercise price of $0.50 per share (“GEVI Warrant”). During the period from February 10, 2025 to March 31, 2025, the trading price of GEVI shares increased from $0.88 per share to $1.20 per share. At March 31, 2025, the Company collectively valued the GEVI Note and GEVI Warrant at an aggregate of $5.8 million.

The Company obtained the proceeds for the GEVI investment via the issuance of a 1-year convertible promissory note in the original principal amount of $2.0 million, bearing interest at the rate of 10% per annum (“Equus Note”), together with two common stock purchase warrants to acquire an aggregate of 2,000,000 shares of the Company’s common stock (“Equus Warrants”). Each of the Equus Note and Equus Warrants are convertible/exercisable at a price of $1.50 per share and, as such price is below the Company’s net asset value per share, approval of the Company’s shareholders to issue any such shares is required. On May 12, 2025, the Company filed a definitive proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission seeking shareholder approval for such issuances.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.